EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated as of September 18, 1996 (the "Agreement"), among MEDIQ Incorporated, a Delaware corporation ("MEDIQ"), MEDIQ Investment Services, Inc., a Delaware corporation ("MIS" and together with MEDIQ, collectively the "Seller"), and NutraMax Products, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, Seller owns 4,037,258 shares of Common Stock of the Company (the "NutraMax Shares"); and

        WHEREAS, 2,254,902 of the NutraMax Shares are held in escrow (the "Escrowed Shares") in support of MEDIQ's 7 1/2% Subordinated Debentures due 2003 (the "Bonds") pursuant to that certain Indenture dated as of July 30, 1993 between MEDIQ and First Fidelity Bank, N.A., Pennsylvania (the "Indenture") and that certain Escrow Agreement dated July 30, 1993 among MEDIQ, MIS and First Fidelity Bank, N.A., Pennsylvania (the "Escrow Agreement"); and

        WHEREAS, the Seller desires to sell and the Company desires to purchase all of the NutraMax Shares in accordance with the terms and conditions hereof; and

        WHEREAS, pursuant to Section 11.14 of the Indenture, MEDIQ has the right to deliver cash in lieu of the Escrowed Shares upon exchange of the MEDIQ Bonds.

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1. SALE OF THE SHARES

        1.1 On the dates and in the amounts as set forth herein, the Seller shall transfer, assign, sell and deliver to the Company, and the Company shall purchase from the Seller all of the NutraMax Shares for a purchase price of $9.00 per share (the "Purchase Price"), or $36,335,332 in the aggregate for all Shares. The closing of the sale and purchase and delivery of all of the Shares other than the Escrowed Shares (the "Closing") shall be held as provided in
Section 1.2 and thereafter the sale and purchase and delivery against payment of the Note (as hereinafter defined) of Escrowed Shares shall occur as provided in
Section 1.3.

        1.2 Closing. The Closing of the purchase and sale of the NutraMax Shares (other than the Escrowed Shares) shall be held on December 31, 1996 or such other date as Seller and the Company may mutually agree (the "Closing Date"). At the Closing (i) the purchase price for the NutraMax Shares other than the Escrowed Shares shall be paid by the Company by wire transfer pursuant to instructions previously given by Seller to the Company for that purpose against delivery of certificates for the NutraMax Shares so purchased duly endorsed or


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accompanied by stock powers duly executed in blank; (ii) payment for the
Escrowed Shares shall be made by delivery by the Company to Seller of a promissory note of the Company in favor of Seller substantially in the form attached hereto as Exhibit A, in the original principal amount of $20,294,118 (the "Note") secured by a letter of credit reasonably acceptable in form and substance to Seller (the "Letter of Credit").

        1.3 Delivery of Escrowed Shares. Seller shall, as Escrowed Shares are released from escrow under the Indenture and Escrow Agreement, upon 3 business days prior notice to the Company, sell, transfer, assign and deliver such Escrowed Shares to the Company free and clear of all liens, claims, encumbrances and restrictions (other than as imposed by applicable securities laws), upon receipt by Seller from the Company of a prepayment of the Note in an amount equal to the Purchase Price of the Escrowed Shares so delivered. Notwithstanding the foregoing, the Company shall not be required to prepay the Note and accept delivery of any of the Escrowed Shares except in lots of no less than 50,000 shares; provided, however, if there are less than 50,000 Escrowed Shares remaining, the Company shall be required to prepay the Note upon delivery of such remaining Escrowed Shares.

        1.4 Delivery of Cash. To the extent that any holder of a MEDIQ Bond or Bonds presents such MEDIQ Bond or Bonds for exchange for Escrowed Shares in accordance with the terms of the Indenture and MEDIQ delivers Escrowed Shares to such holder, (i) the principal amount of the Note shall be reduced by an amount equal to the product of the number of Escrowed Shares so delivered by MEDIQ to such holder and $9.00, and (ii) the principal amount of the Note shall further be reduced by an amount (the "Excess Cash Amount") equal to the product of the number of Escrowed Shares so delivered by MEDIQ to such holders and the number which is equal to (X) $1,000 divided by the then Exchange Rate (as such term is defined in the Indenture) minus (Y) $9.00, provided, however, that in lieu of such further reduction in the principal amount of the Note under the foregoing clause (ii), the Company may elect to receive an amount in cash from Seller equal to the Excess Cash Amount.

        1.5 Voting of Escrowed Shares, etc. Seller agrees that, from and after the Closing, (i) at any meeting of stockholders of the Company, however called, or in connection with a written consent of the Company's stockholders, Seller shall vote (or cause to be voted) the Escrowed Shares in the manner directed by the Company and (ii) the Company shall be entitled to receive any and all dividends paid or payable with respect to the Escrowed Shares (other than dividends apportioned to the Escrowed Shares pursuant to Section 11.05 of the Indenture to which Seller is not entitled); provided, however, that the obligations of Seller under the foregoing clause (i) and the right of the Company to receive dividends pursuant to the foregoing clause (ii) shall terminate upon an event of default under the Note.

2. CERTAIN REPRESENTATIONS AND WARRANTIES

        2.1 Certain Representations and Warranties by the Seller. The Seller represents and warrants to the Company that:

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        (a) Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business and to own and lease the assets which it owns and leases.

        (b) Power and Authorization. Each Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and the other agreements and documents required to be delivered by it hereunder. The execution, delivery and performance by each Seller of this Agreement and such other agreements and documents have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered by such Seller as contemplated herein, each of such other agreements and documents shall constitute the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

        (c) No Conflicts. (i) Neither the execution of this Agreement nor the consummation by each Seller of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any statute or regulation, contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Seller is a party or by which it or any of its properties are bound (which, in relation to a contract, commitment, agreement, understanding, arrangement or restriction would have a material adverse effect on the Seller or prohibit the transactions contemplated herein) and (ii) no consent, approval, order or authorization of any court, administrative agency, other governmental entity or any other person is required (as opposed to voluntary) by or with respect to such Seller in connection with the execution and delivery of this Agreement by such Seller.

        (d) Ownership of Shares. (i) Upon transfer and delivery of the NutraMax Shares by the Seller hereunder to the Company, as provided herein, Company shall acquire good and marketable title to such shares, free and clear of all claims, liens, charges, proxies, encumbrances and security interests and (ii) the Seller does not own beneficially (as hereinafter defined) or of record any shares of common stock of the Company other than the NutraMax Shares.

        (e) No Broker. Neither Seller nor any director, officer, employee of Seller has incurred or will incur on behalf of the Company any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

        2.2 Certain Representations and Warranties by the Company. The Company represents and warrants to the Seller that:

        (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and

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has all necessary corporate power and authority to carry on its business and to own and lease the assets which it owns and leases.

        (b) Power and Authorization. The Company has legal right, power and authority to enter into and perform its obligations under this Agreement and the other agreements and documents required to be delivered by it hereunder. The execution, delivery and performance by the Company of this Agreement and such other agreements and documents have been duly authorized by all necessary corporate action pursuant to the Delaware General Corporation Law and otherwise. The transactions contemplated by this Agreement have been approved by a special committee of the board of directors composed entirely of directors who are not officers or employees of the Company and/or present or former employees or consultants of MEDIQ. This Agreement has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of such other agreements and documents shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

        (c) No Conflicts. (i) Neither the execution of this Agreement nor the consummation by the Company of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any statute or regulation, contract, commitment, agreement, understanding, arrangement, obligation, duty or restriction of any kind to which the Company is a party or by which it or any of its properties is bound and (ii) no consent, approval, order or authorization of or by the stockholders of the Company or of any court, administrative agency, other governmental entity or any other person (other than that which has already been obtained) is required (as opposed to voluntary) by or with respect to the Company in connection with the execution and delivery of this Agreement by it.

        (d) Company SEC Documents. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore delivered to Seller true, correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by it since December 31, 1993 pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933 (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "NutraMax SEC Documents"). The NutraMax SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and in the case of registration statements and proxy statements, on the dates of effectiveness and the date of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the NutraMax SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the

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published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

        (e) Capitalization. The Company's authorized issued and outstanding capital stock and its other securities are fully and accurately described in the Company's most recent SEC reports. Except for shares subject to the Company's employee stock option and similar employee benefits plans, no person has any preemptive or other similar rights and with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company (including, without limitation, the NutraMax Shares) or obligating the Company or any other person to purchase or redeem any such equity interests or other securities.

        (f) No Brokers. Neither the Company nor any director, officer or employee of the Company has incurred or will incur on behalf of the Company, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

3. CONDITIONS PRECEDENT

        3.1 Mutual Condition. The obligation of the Company and the Seller to enter and consummate the transactions contemplated hereby is subject to the satisfaction of the following condition: the transactions contemplated hereby shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation shall have been brought or threatened by any person (other than Seller or the Company) which questions the validity or legality of this Agreement or any of the transactions contemplated hereby.

        3.2 Certain Conditions Precedent to the Company's Obligations. The obligation of the Company to enter into and complete the transactions contemplated hereby is subject to the fulfillment (or waiver in writing by the Company in its sole discretion) on or prior to the Closing Date of the conditions that:

        (a) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on the Closing Date with the same force and effect as though made on and as of the Closing Date;


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        (b) the Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

        (c) the Seller shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, to the foregoing effect; and

        (d) the Company shall have received financing upon terms and for such amount necessary to fulfill its obligations hereunder.

        (e) Seller shall have delivered to the Company an opinion of counsel to the Seller as to the matters set forth in Section 2.1(a), (b), (c) and (d) hereof (provided that with respect to Sections 2.1(c) and (d) the opinion need only relate to such factual matters as to which such counsel has knowledge.

        (f) the Company shall have received a favorable vote of its shareholders other than Seller with respect to the consummation of the transactions contemplated by this Agreement.

        (g) the Board of Directors of the Company shall have received a fairness opinion from an internationally recognized investment banking firm to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the Shareholders of the Company (other than the Seller).

        (h) the Board of Directors of the Seller shall have received a fairness opinion from an internationally recognized investment banking firm to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of the Seller.

        3.3 Certain Conditions Precedent to Seller's Obligations. The obligation of the Seller to enter into and complete the transactions contemplated hereby is subject to the fulfillment (or waiver in writing by the Seller in its sole discretion) on or prior to the Closing Date of the conditions that:

        (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on the Closing Date with the same force and effect as though made on and as of the Closing Date;

        (b) the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complete with the by the Company on or prior to the Closing Date;

        (c) the Company shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, to the foregoing effect;

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        (d) the Company shall have obtained at its own expense and provided to
Seller the Letter of Credit securing its obligations under the Note; and

        (e) the Company shall have delivered to Seller an opinion of counsel to the Company as to the matters set forth in Section 2.2(a), (b), (c) hereof (provided that with respect to Section 2.2(c) the opinion need only relate to agreements as to which such counsel has knowledge).

        (f) the Company shall have received a favorable vote of its shareholders other than Seller with respect to the consummation of the transactions contemplated by this Agreement.

        (g) the Board of Directors of the Company shall have received a fairness opinion from an internationally recognized investment banking firm to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the Shareholders of the Company (other than the Seller).

        (h) the Board of Directors of the Seller shall have received a fairness opinion from an internationally recognized investment banking firm to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of the Seller.

4. CLOSING DELIVERIES

        4.1 Seller's Deliveries. At the Closing, Seller shall deliver, or shall cause to be delivered to the Company the following:

        (a) certificates for all of the NutraMax Shares other than the Escrowed Shares, duly endorsed or accompanied by stock powers duly executed in blank;

        (b) an irrevocable proxy authorizing the Board of Directors of the Company to vote all of the Escrowed Shares, in form and substance reasonably satisfactory to the parties; provided that such proxy shall terminate upon an event of default under the Note;

        (c) copies of the resolutions of the Board of Directors of each Seller authorizing the execution, delivery and performance of this Agreement, certified as of the Closing by the Secretary or an Assistant Secretary of Seller; and

        (d) such other documents and instruments as the Company may reasonably request to effectuate or evidence the transactions contemplated by this Agreement;

        4.2 The Company's Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered to Seller the items described below:


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        (a)  the Closing Payment;
        (b)  the Note;
        (c)  the Letter of Credit; and
        (d) a copy of the resolutions of the Board of Directors of the Company and each committee thereof authorizing the execution, delivery and performance by the Company of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of the Company.

5. INDEMNIFICATION

        5.1 Indemnification by Seller. Seller shall indemnify and hold the Company and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, costs of investigation, penalties and reasonable attorneys' fees and disbursements ("Damages") which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement or any agreement or document required to be delivered pursuant to this Agreement or any breach or nonfulfillment of any covenant or obligation of Seller contained in this Agreement or such other agreements and documents.

        5.2 Indemnification by the Company. The Company shall indemnify and hold Seller and its officers, directors and shareholders harmless against and in respect of any and all Damages which Seller or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation or warranty of the Company made in or pursuant to this Agreement or any agreement or document required to be delivered pursuant to this Agreement or any breach or nonfulfillment of any covenant or obligation of the Company contained in this Agreement or such other agreements and documents.

        5.3 Third Party Claims.

        (a) Each party shall promptly notify the other of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The indemnifying party shall have the right, upon notice to the indemnified party within ten (10 business days after the receipt of any such notice, to undertake the defense of or, with the consent of the indemnified party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the indemnifying party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the indemnifying party's rights under this Section 5.3(a) and in the absence of gross negligence or willful misconduct on the part of the indemnified party shall preclude the indemnifying party from disputing the manner in which the indemnified party may conduct the defense of such claim or the reasonableness of any amount paid by the indemnified party in satisfaction of such claim.


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        (b) The election by the indemnifying party, pursuant to Section 5.3(a), to undertake the defense of a third party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

6. MISCELLANEOUS

        6.1 Best Efforts. Each of the parties shall use its best reasonable efforts to take all action and do all things necessary, proper or advisable to consummate the transaction contemplated by this Agreement.

        6.2 Parties in Interest; Assignment. Neither of the parties to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided that Seller may pledge, assign or otherwise transfer part or all of its interest in and to the Note without such consent. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

        6.3 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding between the Seller and the Company with respect to its specific subject matter. This Agreement may be amended only by written instrument duly executed by the parties hereto. No party may waive any term, provision, covenant or restriction of this Agreement except by duly signed writing referring to the specific provision to be waived.

        6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or transmitted by telex, fax or telegram, to the respective parties as follows:

                  (a)  If to the Seller, to it at:

                       MEDIQ Incorporated
                       One MEDIQ Plaza
                       Pennsauken, New Jersey 08110-1460
                       Attention: Thomas E. Carroll, President
                       Telecopier: (609) 661-0958

with a copy to:

                       Drinker, Biddle & Reath
                       Philadelphia National Bank Building
                       1345 Chestnut Street
                       Philadelphia, Pennsylvania 19107-3496
                       Attention: F. Douglas Raymond, III, Esquire
                       Telecopier: (215) 988-2757

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                  (b)  If to the Company, to it at:

                       NutraMax Products, Inc.
                       9 Blackburn Drive
                       Gloucester, Massachusetts 01930
                       Attention: Donald E. Lepone, President
                       Telecopier: 508-281-7824

with a copy to:

                       Goodwin, Procter & Hoar
                       Exchange Place
                       Boston, Massachusetts 02109
                       Attention: Richard E. Floor, P.C.
                       Telecopier: 617-570-8150

or to such other address as any party may have furnished to the others in writing.

        6.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

        6.6 Survival. All representations, warranties, covenants and agreements of the parties hereto shall survive indefinitely the Closing.

        6.7 Termination.

        (a) This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

            (i) by Company or Seller, if the Closing has not occurred by December 31, 1996;

            (ii) by mutual consent of Company and Seller;

            (iii) by Company, if any representation or warranty of Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect, Seller breaches its covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 3.2 are not satisfied on or before December 31, 1996; or any event or circumstance occurs such that any of such conditions will not be satisfied as of such date; or

            (iv) by Seller, if any representation or warranty of Company made in or pursuant to this Agreement is untrue or incorrect in any material respect, Company breaches the covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 3.3 are not satisfied on or before December 31, 1996 or any

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        event or circumstance occurs such that any of such conditions will not be satisfied as of such date.

        (b) A party terminating this Agreement pursuant to Section 6.7 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is pursuant to Section 6.7(a)(i) by reason of a breach by a party hereto, such termination is by Company pursuant to Section 6.7(a)(iii) or if such termination is by Seller pursuant to Section 6.7(a)(iv), nothing herein shall affect the non- breaching party's right to damages on account of such other party's breach.

        6.8 Specific Performance. The Seller acknowledges that the NutraMax Shares are unique and that the Company will not have an adequate remedy at law if the Seller fails to perform any of its obligations hereunder, and the Seller agrees that the Company shall have the right, in addition to any other right it has, to specific performance or equitable relief by way of injunction if the Seller fails to perform any of its obligations hereunder.

        6.9 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. The article and section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        6.10 Expenses. Each of the parties hereto shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of the breach hereof by the other party hereto.

        6.11 Certain Definitions. For purposes of the Agreement:

        (a) "beneficially owned" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

        (b) "business day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Philadelphia, Pennsylvania.

        6.12 Stock Splits, etc. The number of NutraMax Shares and the purchase price therefor specified in this Agreement shall be appropriately adjusted for any stock split, reverse stock split, stock dividend or any similar event occurring after the date hereof and prior to the consummation of the purchase and sale of all such NutraMax Shares.



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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

                               MEDIQ INCORPORATED


                               By: /s/ Michael Sandler
                                   ------------------------------


                               MEDIQ INVESTMENT SERVICES, INC.


                               By: /s/ Michael Sandler
                                   ------------------------------

                               NUTRAMAX PRODUCTS, INC.


                               By: /s/ Donald E. Lepone
                                   ------------------------------







                                 PROMISSORY NOTE


$20,294,118.00                                             _____________, 1996


        FOR VALUE RECEIVED, NutraMax Products, Inc., a Delaware corporation with its principal place of business at 9 Blackburn Drive, Gloucester, MA 01930 ("Company"), hereby promises to pay to the order of MEDIQ Investment Services, Inc. ("Seller"), a Delaware corporation with its principal place of business c/o MEDIQ Incorporated ("MEDIQ"), One MEDIQ Plaza, Pennsauken, NJ 08110-1460, the principal amount of TWENTY MILLION TWO HUNDRED NINETY-FOUR THOUSAND ONE HUNDRED EIGHTEEN DOLLARS ($20,294,118.00) in installments as Escrowed Shares (as defined in that certain Stock Purchase Agreement among MEDIQ, Seller and Company, dated as of September 18, 1996 (the "Purchase Agreement")) are released from escrow under the Indenture and the Escrow Agreement (as such terms are defined in the Purchase Agreement) in accordance with Section 1.3 of the Purchase Agreement, together with interest at the annual rate of 7 1/2%, payable quarterly in arrears; provided, however, that (i) if this Note is still outstanding eighteen
(18) months after the Closing Date (as such date is defined in the Purchase Agreement), the annual interest rate of this Note shall be reduced to 5%;
(ii) if this Note is still outstanding thirty (30) months after the Closing Date, the annual interest rate on this Note shall be reduced to 4%;
(iii) if this Note is still outstanding forty-two (42) months after the Closing Date, the annual interest rate on this Note shall be reduced to 3%; and (iv) if this Note is still outstanding fifty-four (54) months after the Closing Date, interest shall no longer accrue under this Note. Notwithstanding the foregoing, the outstanding principal amount of this Note is subject to reduction in accordance with the terms of the Purchase Agreement and is subject in all respects thereto.

        Payments of principal and interest shall be made in lawful money of the United States of America by wire transfer of immediately available funds to Seller at One MEDIQ Plaza, Pennsauken, New Jersey 08110-1460 or at such other place as Seller shall designate to Company in writing.

        This Note is entitled to be benefits of, and is secured by that certain Letter of Credit issued by ___________________________ (the "Letter of Credit").

        The failure of Company to make any payment of principal or interest when due under this Note shall consititute an "Event of Default" hereunder. Upon the occurrence of an Event of Default, Seller may draw on the Letter of Credit to satisfy the obligations of Company hereunder.

        Payment under this Note is subject to the terms and conditions of the Purchase Agreement, including, without limitation, the delivery of Escrowed Shares to Company pursuant to Section 1.3 thereof.

        This Note shall inure to the benefit of Seller and its successors and assigns and shall be binding upon Company and its successors and assigns. Subject to applicable law, this Note may be amended, modified and supplemented only by written agreement of both Company and Seller.

        Any notice, request or other communication pursuant to this Note shall be deemed duly given if delivered pursuant to the notice provisions contained in the Purchase Agreement.

        No failure or delay on the part of Seller to insist on strict performance of Company's obligations hereunder or to exercise any remedy shall constitute a waiver of Seller's rights in that or any other instance. No waiver of any of Seller's rights shall be effective unless in writing, and any waiver of any default or any instance of non-compliance shall be limited to its express terms and shall not extend to any other default or instance of non-compliance.

        Company hereby waives presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

        Company shall pay all reasonable costs and expenses (including attorneys' fees) incurred by Seller relating to the enforcement of this Note.

        Any provision hereof found to be illegal, invalid or enforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

        If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by Seller in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

         The execution, delivery and performance of this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, Company has caused this Note to be executed under seal by its duly authorized representatives as of the date set forth above.

                                             NUTRAMAX PRODUCTS, INC.


                                             By:____________________________
                                                 Name:
                                                 Title:

ATTEST: ________________________